A Professional Association
101 Plaza Real South, Suite 201	Attorneys and Counselors at Law
Boca Raton, Florida 33432	Telephone: 561-416-8956
Facsimile: 561-416-2855

November 28, 2007

International Silver, Inc.
8040 South Kolb Road
Tucson, Arizona 85706
Attn: Board of Directors

Re: Registration Statement on Form SB-2

Gentlemen:

I have acted as your counsel in the preparation on a Registration Statement on Form SB-2 (the "Registration Statement") filed by International Silver, Inc. with the Securities and Exchange Commission covering 2,123,000 shares of the Common Stock of International Silver, Inc. (the "Shares").

In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

The Shares, when issued and delivered in the manner and/or the terms described in the  Registration Statement (after it is declared effective), will duly and validly issued, fully paid and  nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

/S/Frederick M. Lehrer

Frederick M. Lehrer
For the Firm